UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2010 (May 3, 2010)

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 3, 2010, a wholly-owned subsidiary of ours entered into two Purchase and Sale Agreements (the “Purchase Agreements”) with several subsidiaries of iStar Financial Inc. (the “Sellers”), under which the Sellers have agreed to sell, and we have agreed to purchase, a portfolio of 33 office and industrial properties (the “National Office and Industrial Portfolio”), or interests therein, on the terms and subject to the conditions set forth in the Purchase Agreements. The properties being sold are leased to third party corporate tenants, primarily on a triple net lease basis. The aggregate purchase price of the properties is approximately $1.4 billion, adjusted for closing costs and customary prorations of taxes, operating expenses, leasing costs and other items. The Purchase Agreements contain terms, conditions, covenants, representations and warranties that are customary and typical for a transaction of this nature.

We have made an initial earnest money deposit of $25.0 million in respect of the transactions, but our obligation to complete the transactions remains subject to completion of due diligence and obtaining sufficient financing. The parties’ obligations to complete the transactions also remain subject to customary closing conditions. Under the Purchase Agreements, if we request, iStar Financial Inc. will provide us with up to $125 million in mezzanine financing after we have obtained a commitment for certain senior financing.

We currently expect that the closing of the transactions will occur in the second quarter of 2010; however, there can be no assurance that the transactions will be consummated on the terms described above or at all. We expect to use cash on hand and borrowings to pay for the acquisition of the National Office and Industrial Portfolio. The terms and conditions of any borrowings that we may use to acquire the National Office and Industrial Portfolio have not been finally determined. There are no material relationships between us and iStar Financial Inc. but we currently hold an insignificant percentage of iStar Financial Inc.’s preferred equity securities outstanding that we bought in the market and that constituted less than 0.1% of our total assets as of December 31, 2009.

The National Office and Industrial Portfolio comprises a diversified portfolio of 33 office and industrial properties located in 18 distinct geographic markets within the United States aggregating approximately 11.8 million net rentable square feet. Included in this portfolio are 22 office properties located in 12 distinct geographic markets aggregating approximately 5.1 million net rentable square feet and 11 industrial properties located in ten distinct geographic markets aggregating 6.7 million net rentable square feet. The properties included in the National Office and Industrial Portfolio are primarily leased to large corporate tenants subject to triple net leases.

Forward–Looking Statements

This Current Report on Form 8–K includes forward–looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward–looking statements on the current expectations and projections of the registrant about future events. These forward–looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause the registrant’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward–looking statements. In some cases, you can identify forward–looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the registrant’s other filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to items 2.01 and 2.03 through an amendment to this Current Report on Form 8-K within 75 days from the date of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.

May 3, 2010	By:	/s/ M. KIRK SCOTT
M. Kirk Scott Chief Financial Officer and Treasurer